Exhibit 4.1
NOVUME SOLUTIONS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [●], 2017 (the “Agreement Date”), by and among Novume Solutions, Inc., a company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), and the individuals identified as “Holders” in Schedule 1 attached hereto (collectively, the “Stockholders”).

WHEREAS, the Company entered into that certain Agreement and Plan of Merger as of the [●], 2017 (the “Merger Agreement”) by and among the Company, NeoSystems Holding, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, NeoSystems HoldCo, Inc., a Delaware corporation (“NeoSystems HoldCo”), NeoSystems LLC, a Virginia limited liability company and a wholly owned subsidiary of NeoSystems Holdco, Robert W. Wilson, Jr., in his personal capacity, and Michael Tinsley, in his personal capacity and in his capacity as the representative of each former shareholder of NeoSystems Holdco, pursuant to which such former shareholders received their shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Stockholders and the Company desire to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. Registration. The following provisions govern the registration of the Company’s Common Stock:

1.1 Definitions. As used herein, the following terms have the following meanings:

1.1.1. “Holder” means any holder of outstanding Registrable Securities, who acquired such Registrable Securities pursuant to the Merger Agreement and any holder of Registrable Securities to whom a Holder’s rights hereunder are assigned pursuant to Section 1.6 hereof.

1.1.2. “Public Offering” means the closing of a firmly underwritten public offering of the Company’s Common Stock after the Closing of the Merger Agreement pursuant to an effective registration statement under the Securities Act, or equivalent law of another jurisdiction. For the avoidance of doubt, a Public Offering shall not include the Qualifying Offering (as defined in the Merger Agreement).

1.1.3. “Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

1.1.4. “Registrable Securities” means shares of Common Stock of any Holder.

1.1.5. “SEC” means the Securities and Exchange Commission.

1.1.6. “Securities Act” means the Securities Act of 1933, as amended.

1.2 Incidental Registration. If at any time after the Company’s Public Offering the Company proposes to register any of its securities for its own account or on behalf of any of its other stockholders (other than in connection with a registration relating solely to the sale of shares to employees), it shall give notice to the Holders of such intention at least 30 days before the announcement of such offering. Upon the written request of any Holder given within 20 days after receipt of any such notice, the Company shall use its commercially reasonable efforts, subject to the provisions of this

Section 1.2, to include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered, and to cause any Registrable Securities so included in such registration to be listed or included on the same securities exchange as any similar securities registered for the account of the Company or on behalf of any other stockholder in such offering. If the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Common Stock that are entitled to be included in the registration shall be allocated in the following order of priority: first, the Company shall be entitled to register all of the shares of Common Stock the Company wishes to register for its own account, subject to the provisions of this Section 1.2 and Section 1.3 below; and second, if remaining, the Holders shall be entitled to register such number of Registrable Securities requested to be registered by them (pro rata to the respective number of Registrable Securities requested by each Holder to be included in the registration).

For the avoidance of doubt, to the extent that the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Common Stock that each Holder may include in a registration may be reduced on a pro rata basis in accordance with the total amount of Common Stock requested to be included in such registration (including, without limitation, Common Stock requested to be included in such registration by other persons pursuant to any other agreement or arrangement between such person and the Company). Notwithstanding anything herein to the contrary, the Company may enter into any such agreement or arrangement with any person that provides such person with the right to include in any registration such person’s registrable securities in accordance with the terms set forth therein; provided, however, that to the extent that the number of shares of securities in such registration that are available for such registration is below the aggregate number of securities required to be included in such registration pursuant to all arrangements binding upon the Company, then the number of shares of securities that each person (including the Holders) may include in such registration may be reduced on a pro rata basis in accordance with the total amount of securities requested to be included in such registration.

1.3 Expenses. All customary expenses incident to the Company’s and the Holders’ performance of or compliance with this Agreement or of completing any offering, including the reasonable fees and expenses of one counsel for the Holders incurred in connection with any registration under Section 1.2, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts or commissions payable to any underwriter.

1.4 Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 1:

1.4.1. The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder whose Registrable Securities are included in the registration and each person, if any, who controls the Holder, from and against any and all losses, damages, claims, liabilities, joint or several, and reasonable and documented costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon any of the following statements, omissions or violations by the Company: (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and the Company will reimburse the Holder and each such controlling person of the Holder, promptly upon written demand, for any reasonable and documented legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable to any Holder or controlling person in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any Holder or such controlling persons claiming for indemnification in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this Section 1.4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling Holder or any controlling person of the selling Holder, and regardless of any sale in connection with such offering by the selling Holder. Such indemnity shall survive the transfer of securities by a selling Holder.

1.4.2. As a condition precedent to the Company’s obligations under this Section 1, each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder, the Registrable Securities held by it, and his or her intended method of distribution of Registrable Securities as the Company may reasonably request and will indemnify and hold harmless the Company (and each of its directors and officers), any underwriter for the Company, any other person participating in the distribution and each person, if any, who controls the Company, such underwriter, or such other person from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling Holder's consent) to which the Company (and each of its directors and officers) or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company (and each of its directors and officers), any underwriter, any other person participating in the distribution and each such controlling person of the Company, any underwriter or other person, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity shall be individual and several (and not joint or joint and several) by each Holder. The foregoing indemnity is also subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company, (ii) any underwriter and any person, if any, controlling the Company or the underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 1.4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

1.4.3. Promptly after receipt by an indemnified party pursuant to the provisions of Sections 1.4.1 or 1.4.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Sections 1.4.1 or 1.4.2, promptly notify the indemnifying party of the commencement thereof; however, the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party hereunder, unless such omission is materially prejudicial to the indemnifying party’s ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 1.4.1 or 1.4.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.4.4. If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.

1.4.5. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall prevail.

1.5 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying the Qualifying Offering or any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.6 Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Registrable Securities pursuant to this Section 1 to (i) any partner or retired partner of any Holder which is a partnership or (ii) any family member or trust for the benefit of any individual Holder, The transferor shall, within 20 days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written consent to be bound by this Agreement. No other assignment of registration rights shall be permitted herein.

1.7 Lock-Up. In any registration of the Company’s shares (including the Qualifying Offering) all Holders agree that any sales of Registrable Securities may be subject to a “lock-up” period restricting such sales for up to 180 days, and all Holders will agree to abide by such customary “lock-up” period of up to 180 days as is required by the underwriter in such registration, provided that such obligation shall only apply where the officers, directors of the Company and other stockholders who hold at least one 1% of the issued and outstanding capital are similarly bound. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder. Each Holder agrees that prior to a Public Offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.7, provided that this Section 1.7 shall not apply to transfers pursuant to a registration statement.

1.8 Public Information. For as long as the Company is obligated to file periodic reports with the SEC under the Securities Exchange Act of 1934, as amended, the Company shall (i) undertake to make publicly available and available to the Stockholders pursuant to Rule 144, such information as is reasonably necessary to enable the Stockholders to make sales of Registrable Securities pursuant to that Rule and (ii) comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Stockholder, upon request, a written statement executed by the Company as to the steps it has taken to so comply.

1.9 Termination of Registration Rights. The registration rights contained in this Agreement will terminate with respect to securities held by the holders of Registrable Securities, upon the third anniversary of the Agreement Date.

2. Miscellaneous.

2.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

2.2 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties hereto.

2.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Subject to Section 1.7, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

2.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedule hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) (collectively, a “Change”) with the written consent of the Company and Holders holding at least a majority of the Registrable Securities. Any Change effected in accordance with this paragraph shall be binding upon all the parties hereto, including without limitation, each Holder, each future Holder of Registrable Securities, and the Company.

2.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Stockholders:

to the Stockholders’ Agent

[ ]

if to the Company:

Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Attention: Robert Berman

with a copy, not constituting formal notice, to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, NW,
Washington, DC 20004
Attention: Morris F. DeFeo Jr., Esq.
Fax No.: (202) 628-5116

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 2.5 shall be effective (i) if mailed, 7 business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

2.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

2.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

2.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

2.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.10 Confidentiality. Neither Company nor any Holder shall make any public announcement of any kind regarding the terms of this Agreement and the transactions contemplated hereby. Following the date hereof, Company may issue such press releases, and make such other public disclosures, as it determines are required or deems appropriate.

2.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

2.12 The Stockholders’ Agent. The Stockholders, by virtue of their approval of this Agreement, shall be deemed to have irrevocably constituted and appointed Michael Tinsley as their agent (together with his or her or its permitted successors) as their true and lawful agent and attorney-in-fact to give (as explicitly directed by each of the other Stockholders) and receive notices on their behalf, and the Stockholders’ Agent agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney and the powers, immunities and rights to indemnification granted to the Stockholders’ Agent hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Agreement.

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IN WITNESS WHEREOF the parties have signed this Registration Rights Agreement as of the date first hereinabove set forth.

Company:
NOVUME SOLUTIONS, INC.

By:	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer

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